Exhibit 3.5

AMENDED AND RESTATED CERTIFICATE OF FORMATION

OF

REVEL ATLANTIC CITY, LLC

The undersigned, being authorized to form a limited liability company (“Company”) pursuant to the New Jersey Limited Liability Company Act, L 1993, C.210, hereby amends and restates the Certificate of Formation, filed July 20, 2006:

1.	The name of the Company is Revel Atlantic City, LLC.

2.	The general character of the business of the Company is to engage in any business purpose or activity which a New Jersey limited liability company can perform and more specifically to engage in the business and conduct of casino gaming, and to that end, this Agreement shall be deemed to include all provisions required by the New Jersey Casino Control Act and the regulations promulgated thereunder (“Casino Control Act”) as if the same were set forth at length herein. The objects, purposes, and powers specified will, except as otherwise expressed, be in no way limited or restricted by reference to or inference from the terms of any other article, clause or paragraph of this certificate except as same may be limited or restricted by the Casino Control Act.

3.	The location and mailing address of the registered office of the Company is 100 Canal Pointe Blvd., Suite 108, Princeton, New Jersey 08540, and the name of the registered agent for the Company for service of process at that address is National Registered Agents, Inc. of NJ.

4.	The Company shall be formed effective on the filing date.

5.	The Company shall continue in existence in perpetuity, unless sooner dissolved.

6.

a)	Pursuant to N.J.S.A. 5:12-82d(7) and (10) and N.J.S.A. 5:12-105f, the New Jersey Casino Control Commission (the “Casino Control Commission”) shall have the right of prior approval with regard to the transfer of shares of stock, securities and other interests of the Company other than a transfer prior to the granting of a license by the Casino Control Commission to the Company. To this end, at any time following the receipt of a license by the Company from the Casino Control Commission, pursuant to N.J.S.A. 5:12-105(a), the sale, assignment, transfer, pledge or other disposition of any share of stock, security or other interest of the Company shall be effective five business days after the Casino Control Commission receives notice from the Company of such sale, assignment, transfer, pledge or other disposition, in the form required by regulation, unless within such five business day period, the commission disapproves of such sale, assignment, transfer, pledge or other disposition, in which case the transfer will be ineffective.

b)	In accordance with the above and with N.J.S.A. 5:12-82d(8), the Company reserves the absolute right to repurchase at the market price or the purchase price, whichever is lesser, any share of stock, security, or other interest in the Company in the event that the Casino Control Commission, after receiving a report and input from the New Jersey Division of Gaming Enforcement (the “Division”), disapproves of a transfer of said share of stock, security or other interest. The Company also reserves the absolute right to repurchase at the market price or the purchase price, whichever is lesser, any share of stock, security, or other interest in the Company held by an individual owner or holder found not qualified by the Casino Control Commission to hold said share of stock, security or other interest in the Company. Consistent with N.J.S.A. 5:12-105e, commencing on the date the Casino Control Commission serves notice upon the Company of a determination of disqualification, the individual or entity declared disqualified will no longer (1) receive any dividends or interest upon any share of stock, security, or other interest of the Company; (2) exercise directly or through any trustee or nominee, any right conferred by any share of stock, security, or other interest of the Company; or (3) receive any remuneration in any form from the Company for services rendered or otherwise.

c)	The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Formation, in the manner now or hereafter prescribed by statute, subject to any required approvals by the New Jersey Division of Gaming Enforcement, and all rights conferred upon stockholders herein are granted subject to this reservation.

7.	IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation and has certified this as his act and deed and the facts herein states as true this 17 day of February, 2011.

/s/ Kevin G. DeSanctis
Kevin G. DeSanctis, Authorized Person